Exhibit 10.17

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, ("Agreemenr), is entered into this 28th day of January, 2011 (the "Effective Date"), by and between Neonode Inc., a Delaware corporation, ("Neonode"), and Per Bystedt, an individual with an address at Djurgardsvagen 144, 115 21 Stockholm, Sweden (the "Chairman").

WHEREAS, the Chairman represents that he is interested and willing, and able to serve as Executive Chairman and Chairman of the Board of Directors of Neonode and to provide Neonode with certain business consulting services: and

WHEREAS, Neonode wishes to retain the services of the Chairman as its Executive Chairman, and the Board of Directors of Neonode wishes to reaffirm the appointment of the Chairman as Chairman of the Board of Directors of Neonde, all in accordance with the terms and conditions set forth herein:

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the Parties hereto agree as follows:

1.            Scope of Services

1.1    The Chairman shall serve as Executive Chairman of the Board of Directors of Neonode, and shall provide Neonode with the business consulting services described in Exhibit  A attached hereto, and any additional services as mutually agreed upon between the Chairman and Neonode (the "Services").

1.2    The Chairman shall perform the Services in accordance with the instructions, guidelines, and timetables for performance provided from time to time by the Board of Directors of Neonode, or such other person designated by the Board of Directors of Neonode.

1.3    The Chairman shall perform the Services (a) in a diligent, responsible, competent, and trustworthy manner, (b) while exercising due professional care, and (c) in compliance with all applicable laws.

2.            Consideration for Services.

2.1   Annual Compensation.

2.1.1    In consideration for serving as Chairman of the Board of Directors of Neonode, Neonode shall pay the Chairman an annual chairmanship fee of $48,000, payable monthly in arrears, subject to any tax withholding required to be made by Neonode under applicable law.

2.1.2    In consideration for the Services, Neonode shall pay the chairman an annual services fee of $100,000, payable monthly in arrears, subject to any tax withholding required to be made by Neonode under applicable law.

2.2           Expenses. Neonode shall reimburse the Chairman for all pre-approved expenses, including reasonable travel expenses, incurred by the Chairman in the performance of the Services.

3.            Confidential Information

3.1    Each party acknowledges that in connection with its duties hereunder it may be provided with or have access to written information data and/or other confidential material ("the Information") which is proprietary and/or confidential to the other party, and which is so marked proprietary and/or confidential or which it would be reasonable to assume was proprietary or confidential due to the nature of the Information disclosed. Both parties agree to keep confidential all such Information and shall not disclose the same either in whole or in part to any third party without the other party's prior written consent. Information which is already in the public domain or which is known to the receiving party without a breach of this or any other Agreement or any other obligation of confidentiality shall not be treated as confidential for the purposes of this Agreement.

3.2    Upon termination of this Agreement, the Chairman shall (a) immediately cease using the Information, (b) promptly return to Neonode all tangible embodiments of the Information, and (c) promptly certify in writing the Chairman's compliance with this obligation.

3.3    In the event that a party breaches a provision of this Section 3, the damage to the other party may be irreparable. Therefore, in the event of a breach or threat of breach, the owner of the Information shall be entitled to request equitable relief to restrain such breach or threat of breach, in addition to any other relief available at law or in equity.

3.4    As additional protection for Neonode's Information, the Chairman agrees that during the period over which he is to be providing Services and for one year thereafter, the Chairman (a) will not encourage or solicit any employee, consultant, or Director of Neonode to leave Neonode for any reason. (b) will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Neonode, and (c) will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Neonode.

4.            Intellectual Property Rights

4.1    All right, title, and interest in and to all deliverables, and any discovery, invention, improvement, patent, works of authorship, or other proprietary technical and programming data conceived, discovered, or developed by the Chairman in the course of the performance of the Services (the "Discoveries"), including all rights in copyrights or other intellectual property rights pertaining to the deliverables or the Discoveries shall belong exclusively to Neonode. All deliverables and Discoveries shall, to the extent possible, be considered works made by the Chairman for hire for the benefit of Neonode. In the event that the deliverables or Discoveries cannot constitute work made by the Chairman for hire for the benefit of Neonode under applicable law, or in the event that the Chairman should otherwise retain any rights to any deliverables or Discoveries, the Chairman agrees to assign, and upon creation thereof automatically assigns, all right, title, and interest in and to such deliverables and Discoveries to Neonode, without further consideration. The Chairman agrees to execute any documents of assignment or registration of copyright or patents requested by Neonode respecting any and all deliverables and Discoveries.

4.2    The Chairman, in developing materials and carrying out consultancy work for third parties, shall not utilize or copy in whole or in part any original material whether written or readable by machine or otherwise developed for Neonode under this Agreement.

5.            Warranties.

The Chairman warrants that: (a) the Services will be performed in a professional manner; (b) none of the Services or any part of this Agreement is or will be inconsistent with any obligation the Chairman may have to others; (c) none of the Services will infringe, misappropriate or violate any intellectual property or other right of any person or entity: and, (d) the Chairman has the full right to allow it to provide Neonode with the assignments and rights provided for herein.

6.            Term and Termination.

6.1    This Agreement shall be effective as of the Effective Date and shall continue in effect unless terminated earlier pursuant to the terms of this Agreement.

6.2    This Agreement may be terminated by either Party for conveneince upon advance written notice of thirty (30) days.

6.3    Upon termination of this Agreement for any reason, the Chairman shall promptly return to Neonode all copies of any Neonode data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Neonode.

7.            Relationship of the Parties.

Notwithstanding any provision hereof, the Chairman is an independent contractor and not an employee or agent of Neonode, and shall not bind nor attempt to bind Neonode to any contract. The Contractor shall accept any directions issued by Neonode pertaining to the goals to be attained and the results to be achieved but shall be solely responsible for the manner and hours in which Services are performed under this Agreement. The Chairman shall not be eligible to participate in any of Neonode's employee benefit plans or similar programs. Neonode shall not provide workers' compensation, disability insurance, or unemployment compensation coverage or any other statutory benefit to the Chairman.

8.            Limitation of Liability; Indemnification

8.1            Limitation of Liability.Except with regard to a breach of confidentiality or breach of Section 4 above, neither party shall be liable hereunder for any indirect, special, or consequential losses or damages of any kind or nature whatsoever, including but not limited to lost profits, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage, or if such loss or damage could have been reasonably foreseen.

8.2            Indemnification.Neonode shall indemnify the Chairman to the fullest extent permitted by Delaware law in connection with any action, suit, or proceeding brought against the Chairman or threatened to be brought against the Chairman by reason of his being a Director of Neonode.

9.   Miscellaneous

9.1            Entire Agreement.This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior or contemporaneous statements, representations, discussions, negotiations, and agreements, both oral and written. This Agreement replaces and supersedes both the Employment Agreement entered into between Neonode Technologies AB (f/k/a AB Cypressen nr 9683) and Per Bystedt, dated 29 December 2008, (the "Employment Agreement"), and the Consulting Agreement entered into between Neonode Inc. and Iwo Jima SARL, dated January 1, 2009, (the "Consulting Agreement"), and upon the execution of this Agreement, both the Employment Agreement and the Consulting Agreement shall be null and void and of no further force or effect.

9.2   Assignment. This Agreement and the services contemplated hereunder are personal to the Chairman and the Chairman shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Neonode. Any attempt to do so shall be void.

9.3   Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

9.4   No Waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

9.5    Modifications. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.

9.6   Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.7            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.8            Headings.Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

Neonode Inc.	Per Bystedt

/s/ Per Bystedt
Name:	Name: Per Bystedt
Title:	Title: Executive Chairman
Date:	Date: January 28, 2011

EXHIBIT A
THE SERVICES

The Chairman shall serve as the Executive Chairman of the Board of Directors of Neonode Inc. (the -Company") and provide the Company with business consulting services.

Reporting to: The Company's Board of Directors

Role Definition: To serve as the Company's executive chairman and to engage in strategic projects and business development activities, all to facilitate the financial, strategic and commercial progress of the Company.

1. Principal Responsibilities

1.1.	Maintain an active, ongoing, positive and collaborative relationship with the Board of Directors and CEO.

1.2.	Advise the CEO and work hand-in-hand with him regarding strategic initiatives, business development and financing the Company's operations.

1.3.	Schedule and preside at executive sessions with the Directors. Give the Board of Directors and CEO feedback on matters discussed.

1.4.	Participate with the CEO in preparation for Board and Board committee meetings.

2. Strategic and Business Development Responsibilities

2.1.	Assist in the definition of corporate strategy and the business plan:

2.1.1.	product/service definition of corporate strategy and the business plan

2.1.2.	marketing strategy

2.1.3.	distribution channels

2.1.4.	financial projections

2.2.	Assist the CEO in presenting the Company's potential, vision, and mission to potential strategic and business partners

2.3.	Advise on Company structure, characteristics, positioning and differentiation

2.4.	Provide assistance in business development and introductions to potential strategic and business partners

3. Financial Responsibilities

3.1.	Define fund raising strategy with the CEO

3.2.	Identify and approach potential investors (VCs, institutional investors, etc.) 3.3. Present the Company's potential, vision, and mission to potential investors

3.4.	Participate in negotiations in order to achieve the best possible terms for the Company with the selected investors.

4. Leadership responsibilities

4.1.	Lead the Board, ensuring its overall effectiveness in all aspects of its role

4.2.	Ensure that the Board remains focused on its role and the achievement of key tasks

4.3.	Plan effectively and proactively by concentrating on strategic matters

4.4.	Take the chair at general meetings, Board meetings, and strategy meetings

4.5.	Represent the Company, along with the CEO. at the highest level

4.6.	Ensure effective communication and maintain a positive ongoing dialogue with the Company's shareholders and investors